Exhibit 8.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

301 South College Street | Twenty-Third Floor Charlotte, NC 28202 T 704.417.3000 F 704.377.4814 nelsonmullins.com

December 18, 2024

Blue Gold Limited

c/o Perception Capital Corp. IV

3109 W. 50th Street, #207

Minneapolis, MN 55410

Re:	Registration Statement on Form F-4 (File No. 333-280195)

Ladies and Gentlemen:

We have acted as counsel to Blue Gold Limited, a Cayman Island exempted company limited by shares (“Blue Gold Limited”), a wholly owned subsidiary of Perception Capital Corp. IV, formerly RCF Acquisition Corp, a Cayman Island exempted company limited by shares (“Perception”), in connection with a business combination with Blue Gold Holdings, Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”) (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement dated as of December 5, 2023 and as amended and restated on June 12, 2024, as amended by that certain First Amendment to the Second Amended and Restated Business Combination Agreement dated November 7, 2024 (as further amended from time to time, the “Business Combination Agreement”).

After the Closing conditions to the Business Combination Agreement have been satisfied or waived, (i) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (ii) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting a merger with NewCo, described below (the “Blue Merger”), (iii) BGHL will form or acquire a new Cayman Islands entity (Blue Cayman 2 or “NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo, (iv) NewCo shall merge with and into the Blue Merger Sub, following which the separate corporate existence of Blue Merger Sub shall cease and (v) at the Merger Effective Time, NewCo shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (“New Blue”).

In contemplation of the Business Combination, Future Global Resources Limited (“FGR”), the registered owner of all of the issued and outstanding capital stock of BGHL as nominee on trust (with no beneficial interest) for beneficiaries pursuant to that certain Trust Agreement dated December 5, 2023 (the “FGR Trust Agreement”) shall (a) deliver to the exchange agent all of its original certificates for the BGHL common stock (“BGHL Common Stock”), and (b) deliver such other documents reasonably requested by Blue Gold Limited; and (c) Blue Gold Limited shall then issue and cause the exchange agent to deliver to the Blue shareholders an aggregate of 11,450,000 Blue Gold Limited Class A Ordinary Shares (the “Merger Consideration”). Each Blue Gold Limited Class A Ordinary Share to be issued for this purpose shall be deemed to have a value of $10.00. As of the Merger Effective Time, FGR and Blue Shareholders shall cease to have any other rights in and to BGHL or NewCo, and FGR and the Blue Shareholders shall be shareholders of Blue Gold Limited and New Blue shall continue as a wholly owned subsidiary of Blue Gold Limited.

Blue Gold Limited

December 18, 2024

Each NewCo Ordinary Share issued and outstanding immediately before the Blue Merger Effective Time shall be converted into the right to receive that number of newly issued Blue Gold Limited Class A Ordinary Shares equal to 11,450,000 divided by the number of NewCo Ordinary Shares outstanding as of immediately prior to the Blue Merger Effective Time. Following such conversion, all NewCo Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. At the Merger Effective Time, if there are any NewCo Ordinary Shares that are treasury shares or any NewCo Ordinary Shares owned by any direct or indirect Subsidiary of NewCo immediately before the Merger Effective Time, such NewCo Ordinary Shares shall be cancelled and shall cease to exist without any conversion or payment. All Blue Merger Sub Ordinary Shares issued and outstanding immediately before the Merger Effective Time shall automatically be converted into one (1) New Blue Ordinary Share, with the rights, powers and privileges given to such share by the Articles of New Blue and the Cayman Act and such New Blue Ordinary Share shall constitute the only outstanding share of New Blue immediately following the Merger Effective Time. Immediately following the Merger Effective Time, as holder of the sole New Blue Ordinary Share, Blue Gold Limited shall be the sole and exclusive owner of all shares of New Blue and the register of members of New Blue shall be updated at the Blue Merger Effective Time to reflect the foregoing. Each Unit consisting of one Perception Class A Ordinary Share and one-half of one Perception Warrant shall, as of immediately prior to the Perception Reorganization, automatically separate into its component securities consisting of Perception Class A Ordinary Shares and Warrants to purchase Perception Class A Ordinary Shares; provided, however, no fractional Warrants to purchase Perception Class A Ordinary Shares will be issued and any fraction that remains after issuance of whole Warrants will expire worthless. Effective with the Perception Reorganization, each issued and outstanding Class A Ordinary Share shall be converted on a one-for-one basis into Blue Gold Limited Class A Ordinary Shares and each whole Warrant shall be converted into a warrant to purchase one Blue Gold Limited Class A Ordinary Share.

The Perception Reorganization and the Blue Merger are further described in the sections entitled “Proposal 1 — The Business Combination Proposal, and Proposal No. 2 — The Merger Proposal” of the Registration Statement (as amended through the date hereof, the “Registration Statement”) initially filed by Blue Gold on December 5, 2023, including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), relating to the transactions contemplated by the Business Combination Agreement. For purposes of this opinion, capitalized terms used and not otherwise defined shall have the meaning ascribed thereto in the Business Combination Agreement.

You have requested our opinion concerning the tax consequences of the Perception Reorganization and the Blue Merger and the transactions described in the Business Combination Agreement and the discussion of the Business Combination as set forth in the sections referenced above and the section “Material U. S. Federal Income Tax Considerations of the Business Combination” in the Registration Statement.

Blue Gold Limited

December 18, 2024

Representations and Assumptions

In providing this opinion, we have assumed (without any independent investigation or review thereof) that all original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Perception Reorganization and the Blue Merger and the transactions described in the Business Combination Agreement; all factual representations, warranties, and statements made or agreed to by the parties to the Business Combination Agreement and related agreements (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), are true, correct, and complete as of the date hereof and will remain true, correct, and complete through the consummation of Transactions (as defined below), in each case without regard to any qualification as to knowledge, belief, materiality, or otherwise; the descriptions of Blue Gold and BGHL in the Registration Statement, the public filings filed in connection with Blue Gold’s listing on Nasdaq, and Blue Gold’s other public filings are true, accurate, and complete; the description of the Perception Reorganization and the Blue Merger and the transactions described in the Business Combination Agreement (together, the “Transactions”) in the Registration Statement is and will remain true, accurate, and complete, the Perception Reorganization and the Blue Merger will be consummated in accordance with such description and with the Business Combination Agreement and the other Agreements, without any waiver or breach of any material provision thereof, and the Perception Reorganization and the Blue Merger will be effective under applicable corporate law as described in the Business Combination Agreement and the other Agreements; the Documents represent the entire understanding of the parties with respect to the Perception Reorganization and the Blue Merger and other Transactions, there are no other written or oral agreements regarding the Transactions other than the Agreements, and none of the material terms and conditions thereof have been or will be waived or modified; the parties will treat the Perception Reorganization and the Blue Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below; and all applicable reporting requirements have been or will be satisfied.

The opinion set forth below is based on the Code, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Business Combination, or any of the transactions related thereto, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Blue Gold Limited

December 18, 2024

Opinions

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, it is our opinion that (i) the Perception Reorganization will qualify as a reorganization under Section 368(a) of the Code, and (ii) the Blue Merger will qualify as a reorganization under Section 368(a) of the Code. We further confirm that the statements set forth in the Registration Statement under the section entitled “Material U. S. Federal Income Tax Considerations of the Perception Reorganization to U.S. Holders” insofar as they address the material U.S. federal income tax considerations with respect to the Perception Reorganization and the Blue Merger, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications, and limitations stated herein and therein.

We hereby consent to be named in the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Business Combination under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP